Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020
blankrome.com

December 23, 2025

The Board of Directors
Cadrenal Therapeutics, Inc.
822 A1A North, Suite 306
Ponte Vedra, Florida 32082

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 428,227 shares (the “Warrant Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of Cadrenal Therapeutics, Inc., a Delaware corporation (the “Company”), consisting of (i) an aggregate of 414,748 shares (the “Common Warrant Shares”) of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (the “Common Warrants”) issued and sold by the Company in a private placement transaction and (ii) an aggregate of 13,479 shares (the “Placement Agent Warrant Shares” and, together with the Common Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of warrants (the “Placement Agent Warrants” and, together with the Common Warrants, the “Warrants”) issued to designees of the placement agent with respect to such private placement transaction.

In our capacity as counsel to the Company, we have examined the Registration Statement, the Warrants, and original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that, the Warrant Shares, when sold, issued and paid for, upon exercise of the Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP